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                                                                    EXHIBIT 106


TO ALL PENNZOIL SHAREHOLDERS:


                     THE PENNZOIL TURNAROUND CONTINUES....


            Yesterday We Announced Our 8th Consecutive Quarter Of
                 Year-On-Year Recurring Earnings Improvement

[Graph: Pennzoil Company recurring earnings per share - trailing four quarters; 4th quarter 1994: $0.61; 1st quarter 1995: $0.12; 2nd quarter 1995: ($0.38);
3rd quarter 1995: ($0.56); 4th quarter 1995: ($0.23); 1st quarter 1996: $0.37;
2nd quarter 1996: $1.04; 3rd quarter 1996: $1.65; 4th quarter 1996: $2.17;
1st quarter 1997: $3.05; 2nd quarter 1997: $3.27; 3rd quarter 1997: $3,56.]

That's not all....Compared to last year:

     o Pennzoil's Third Quarter Recurring Earnings           UP 56%
     o Pennzoil's Third Quarter Operating Cash Flow(1)       UP 29%
     o Pennzoil's Year-To-Date Recurring Earnings            UP 94%
     o Pennzoil's Year-To-date Operating Cash Flow(2)        UP 26%

Pennzoil's turnaround is well underway, which is one reason why UPR's offer of $84 is inadequate. Indeed, UPR's own confidential internal studies arrived at valuations for Pennzoil above $84 per share(2).

                   DON'T LET UPR TRY TO SOLVE ITS PROBLEMS
                   AT THE EXPENSE OF PENNZOIL SHAREHOLDERS.


                               [PENNZOIL LOGO]

(1) Net cash provided by operating activities before changes in operating assets and liabilities.

(2) Smith Barney Project Mercury Reports dated January, March and June, 1997.